EXHIBIT 23.1
Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 10, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
LCT Global Resources, Inc.
Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1A Amendment No. 7, Registration Statement under the Securities Act of 1933, filed by LCT Global Resources, Inc. of our report dated April 27, 2011, relating to the financial statements of LCT Global Resources, Inc. as of and for the period ending March 31, 2011, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan